Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S‑8 (File Nos. 333‑237217, 333‑226053 and 333‑218712) and Form S‑3 (File No. 333‑226052) of ShotSpotter, Inc. of our report dated February 4, 2021, relating to the financial statements of the LEEDS, LLC, as of and for the year ended December 31, 2019 appearing in Form 8‑K/A of ShotSpotter, Inc.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

February 5, 2021